Exhibit 99.1

November 16, 2020

CONTACT:

Kellie Flaherty

Walker Sands, for Paylocity

PaylocityPR@walkersands.com

773-459-6954

Paylocity Announces Acquisition of Samepage

Online collaboration platform expands Paylocity's product suite, reaffirms commitment to creating the most modern workforce solutions

SCHAUMBURG, IL., November 16, 2020 — Paylocity (NASDAQ: PCTY), a leading provider of cloud-based HR and payroll software solutions, today announces the acquisition of Samepage, an all-in-one team collaboration solution.

Samepage offers digital collaboration tools including task management, file sharing, real-time document collaboration and more. With the deal, Paylocity expands its product functionality in these areas and demonstrates commitment to building its modern workforce suite of solutions that meet the needs of both HR teams and employees.

Through Paylocity’s acquisition of Samepage, clients and their employees can collaborate to elevate the remote work experience while increasing productivity and efficiency among teams.

“We’ve always viewed our clients as the co-creators of our products, and joining forces with Samepage is another way we’re responding to their needs. In the last year, it’s become increasingly clear that HR professionals want modern and unified solutions for employee communication and collaboration as they continue to manage remote workforces,” said Steve Beauchamp, CEO of Paylocity. “We’re thrilled to add Samepage’s solutions to our portfolio, as this will provide us the opportunity to offer advanced collaboration capabilities extending beyond what is currently available to our clients in our Community module.

In today’s increasingly distributed digital workforce, teams are looking to consolidate the amount of solutions used daily to get their jobs done. Through Paylocity’s acquisition of Samepage, clients will be able to enhance the remote work experience while increasing productivity and improving employee engagement. The acquisition provides another proof point that Paylocity is committed to delivering the most modern HCM solution in the market.

“We are thrilled to join the Paylocity family,” said Scott Schreiman, Founder and CEO of Samepage. "The Paylocity team shares our vision that organizations are far more productive when their employees can communicate, manage projects, collaborate and share screens in a single workspace. Together, we’re looking forward to delivering exactly what today’s workforce is looking for.”

To learn more about Paylocity, please visit: www.paylocity.com

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About Paylocity

Paylocity (NASDAQ: PCTY) is a leading provider of cloud-based HR and payroll software solutions headquartered in Schaumburg, IL. Founded in 1997 and publicly traded since 2014, Paylocity offers an intuitive, easy-to-use product suite that helps businesses tackle today's challenges while moving them toward the promise of tomorrow. Known for its unique culture and consistently recognized as one of the best places to work, Paylocity accompanies its clients on the journey to create great workplaces and help people achieve their best through automation, data-driven insights, and engagement. For more information, visit www.paylocity.com.

About Samepage

Samepage is an all-in-one team collaboration suite delivering a variety of work solutions through its cloud-based platform for today’s modern workforce by combining file sharing, task management, screen sharing and real-time document co-editing.